EXHIBIT 4.04

CONTINUING PERSONAL GUARANTY

THIS CONTINUING GUARANTY (“Guaranty”) is entered into as of June 12, 2008, by Michael Rouse (“Guarantor”) in favor of Golden Gate Investors, Inc. (“GGI”) with reference to the following:

WHEREAS, GGI and Turbine Truck Engines, Inc. (the “Company”) are parties to that certain Securities Purchase Agreement dated as of June 6, 2008 and that certain 7  3/4 % Convertible Debenture issued by the Company to GGI in a principal amount of $1,000,000 (the “Debenture”), with $100,000 of the purchase price of the Debenture funded in cash upon the closing of the Debenture by GGI (the “Cash Portion”);

WHEREAS, GGI and Guarantor are parties to that certain Stock Pledge Agreement dated as of June 6, 2008 (the “Stock Pledge Agreement”) entered into in connection with the Debenture;

WHEREAS, Guarantor is a shareholder, member, partner and/or officer of the Company;

WHEREAS, GGI and Guarantor desire to terminate the Stock Pledge Agreement and enter into this Guaranty; and

WHEREAS, GGI has agreed to accept such a guaranty from the Guarantor in exchange for the termination of the Stock Pledge Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, in consideration of GGI terminating the Stock Pledge Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor agrees to guaranty the Guarantied Obligations (as hereinafter defined) in accordance with the following terms and conditions:

Upon execution by all parties hereto of this Guaranty, the Stock Pledge Agreement shall be terminated and of no further force or effect and GGI shall return the Pledged Shares (as defined in the Stock Pledge Agreement) as soon as is reasonably practicable.

Guarantor hereby unconditionally and irrevocably guaranties the performance of Company’s obligations under the Debenture to the extent that such obligations arise or are effective during the period commencing on the date hereof and ending on the date that is eight months from the date hereof, in favor of GGI, each of its affiliates, assigns and successors in interest, and each of their respective shareholders, directors, officers, employees, agents, attorneys and representatives, arising under or with respect to the Debenture, provided that the amount of such obligations shall not exceed the Cash Portion (the “Guarantied Obligations”), when the same shall become due (including amounts that would become due but for the operation of the automatic stay under section 362(a) of the Bankruptcy Code, 11 U.S.C. §§ 101 et seq.) and agrees to pay any and all costs and expenses (including attorneys’ fees and disbursements) incurred by GGI in enforcing any rights under this Guaranty.

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In furtherance of the foregoing and not in limitation of any other right which GGI may have at law or in equity against Guarantor by virtue hereof, upon the failure of the Company to perform any of the Guarantied Obligations when and as the same become due, as aforesaid, Guarantor will, within ten (10) days after written demand therefor, perform all Guarantied Obligations then due to GGI.

Guarantor further agrees that this Guaranty constitutes a guaranty of performance and payment when due and not merely of collection. The obligations of Guarantor under this Guaranty shall not be subject to any reduction, limitation, defense, setoff, recoupment, impairment or termination for any reason, including, without limitation, by reason of the invalidity, illegality or unenforceability of any of the Guarantied Obligations or any discharge of the Company from any of the Guarantied Obligations in a bankruptcy or similar proceeding or otherwise. Without limiting the generality of the foregoing, the obligations of Guarantor under this Guaranty shall not be discharged or impaired or otherwise affected by any default, failure or delay or by any other act or thing or omission or delay to do any other act or thing that may or might in any manner or to any extent vary the risk of Guarantor or which would otherwise operate as a discharge of Guarantor as a matter of law or equity. This Guaranty shall remain in full force and effect without regard to any future event, including, without limitation, the bankruptcy, insolvency, reorganization, dissolution or liquidation of the Company.

Guarantor agrees that the Guarantied Obligations may be rescinded, waived, extended, renewed or altered, in whole or in part, without notice or further assent from Guarantor, and that Guarantor will remain bound by this Guaranty notwithstanding any such rescission, waiver, extension, renewal or alteration of any Guarantied Obligation.

Guarantor hereby waives (i) all presentments, demands for performance, notices of nonperformance, protest, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of nonpayment; and (ii) any and all rights, defenses and benefits arising under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433, and all other rights, defenses and benefits limiting the liability of or exonerating Guarantor or sureties offered by law as well as the benefits of Sections 580a-580d and 726 of the California Code of Civil Procedure. The obligations of Guarantor under this Guaranty shall not be affected by (i) the failure of GGI to assert any claim or demand or to enforce any right or remedy against the Company under the provisions of the Debenture, including, without limitation, the failure of GGI to proceed first against the Company or to pursue any other remedy in GGI’s power; (ii) GGI settling, releasing, compromising, collecting or otherwise liquidating the Guarantied Obligations in any manner, as GGI may determine; (iii) the failure of GGI to assert or take advantage of the defense of the statute of limitations in any action hereunder; or (iv) the failure of GGI to exercise any right or remedy against the Company or any other third party with respect to the Guarantied Obligations or any provision of the Debenture.

Guarantor acknowledges that all of the waivers and consents set forth herein are freely granted, after consultation with competent counsel, since it is Guarantor’s purpose and intent that all of Guarantor’s obligations hereunder be absolute, independent and unconditional under any and all circumstances. Guarantor hereby represents and warrants to GGI that Guarantor has the power, right and authority to enter into this Guaranty. This Guaranty shall be binding upon Guarantor and his personal representatives, successors and assigns and shall inure to the benefit

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of GGI and its successors and assigns. This Guaranty may be executed by facsimile, with such facsimile copy to serve as a duly executed original and as conclusive evidence of the consent and ratification of the matters contained herein by Guarantor.

This Guaranty shall be governed by, and construed and enforced in accordance with, the laws of the State of California.

All judicial proceedings brought against Guarantor with respect to this Guaranty may be brought in any state or federal court of competent jurisdiction in San Diego, California, and by execution and delivery of this Guaranty, Guarantor accepts the nonexclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Guaranty.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given (i) upon personal delivery to the party notified, (ii) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, return receipt requested, (iii) one day after deposit with a nationally recognized overnight courier service such as Federal Express or (iv) on the day of facsimile transmission, with confirmed transmission; in any case addressed to the party to be notified at the address indicated below for that party, or at such other address as that party may indicate by providing ten (10) days’ advance written notice to the other parties:

(a)	If to Golden Gate Investors, Inc., to:

Golden Gate Investors, Inc.

1150 Silverado St., Suite 220

La Jolla, California 92037

Facsimile: 858-551-8779

(b)	If to Guarantor, to:

Michael Rouse

917 Biscayne Blvd., Suite 6

DeLand, Florida 32724

Facsimile: 386-943-6232

With a copy to:

Kimberly L. Graus, PA

4949 SR 64 E, #141

Bradenton, Florida 34208

Facsimile: 866-640-6858

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GUARANTOR HEREBY WAIVES AND COVENANTS THAT GUARANTOR WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS GUARANTY OR ANY GUARANTIED OBLIGATION, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING OR WHETHER IN CONTRACT OR IN TORT OR OTHERWISE.

IN WITNESS WHEREOF, the undersigned has duly executed this Guaranty as of the day and year first written above.

/s/ Michael Rouse
Michael Rouse

Golden Gate Investors, Inc.

By:	/s/ Travis W. Huff
Name:	Travis W. Huff
Title:	Vice President and Portfolio Manager

ACKNOWLEDGED AND AGREED:

Turbine Truck Engines, Inc.

By:	/s/ Michael Rouse
Name:	Michael Rouse
Title:	CEO

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